Exhibit 10.4

Contract number (FI No): 93083 Serapis No: 2020-0875

REGENLAB (EGF VD)

Finance Contract

between the

European Investment Bank

and

Regen Lab France

30 September 2021

WHEREAS:		6

ARTICLE 1		7
1.1	INTERPRETATION	7
1.2	DEFINITIONS	7

ARTICLE 2		15
2.1	AMOUNT OF CREDIT	15
2.2	DISBURSEMENT PROCEDURE	15
2.2.1	Tranches	15
2.2.2	Disbursement Offer	16
2.2.3	Disbursement Acceptance	16
2.3	DISBURSEMENT ACCOUNT	17
2.4	CURRENCY OF DISBURSEMENT	17
2.5	CONDITIONS OF DISBURSEMENT	17
2.5.1	Initial Documentary Conditions Precedent	17
2.5.2	Tranche A – Other Conditions Precedent	17
2.5.3	Tranche B – Other Conditions Precedent	17
2.5.4	All Tranches – Documentary Conditions Precedent	17
2.5.5	All Tranches – Other Conditions	17
2.5.6	Conditions Precedent for the Sole Benefit of the Bank	18
2.6	CANCELLATION	18
2.7	FEE FOR CANCELLATION OF AN ACCEPTED TRANCHE	18
2.8	CANCELLATION AFTER EXPIRY OF THE CREDIT	18
2.9	DROP DEAD FEE	18
2.10	SUMS DUE UNDER ARTICLE 2	19

ARTICLE 3		19
3.1	AMOUNT OF LOAN	19
3.2	CURRENCY OF REPAYMENT, INTEREST AND OTHER CHARGES	19

ARTICLE 4		19
4.1	FIXED RATE	19
4.2	DEFERRED INTEREST RATE	19
4.3	ROYALTY FEES	19
4.4	INTEREST ON OVERDUE SUMS	20
4.5	EFFECTIVE GLOBAL RATE	20

ARTICLE 5		20
5.1	NORMAL REPAYMENT	20
5.1.1	Single Instalment	20
5.1.2	Repayment by Instalments	20
5.2	VOLUNTARY PREPAYMENT	21
5.2.1	Prepayment Option	21
5.2.2	Prepayment Fee	21
5.2.3	Prepayment Mechanics	21

5.3	COMPULSORY PREPAYMENT AND CANCELLATION	21
5.3.1	Investment Cost Reduction Event	21
5.3.2	Pari Passu to Non-EIB Financing	21
5.3.3	Change Events	22
5.3.4	Illegality Event	22
5.3.5	Disposals	22
5.3.6	Prepayment Fee	22
5.3.7	Prepayment Mechanics	22
5.4	GENERAL	23

ARTICLE 6		23
6.1	DAY COUNT CONVENTION	23
6.2	TIME AND PLACE OF PAYMENT	23
6.3	NO SET-OFF BY THE BORROWER	23
6.4	DISRUPTION TO PAYMENT SYSTEMS	23
6.5	APPLICATION OF SUMS RECEIVED	24
6.5.1	General	24
6.5.2	Partial Payments	24
6.5.3	Allocation of Sums Related to Tranches	24

ARTICLE 7		24

ARTICLE 8		25
8.1	TAXES, DUTIES AND FEES	25
8.2	OTHER CHARGES	25
8.3	INCREASED COSTS, INDEMNITY AND SET-OFF	25

ARTICLE 9		26
9.1	RIGHT TO DEMAND REPAYMENT	26
9.2	OTHER RIGHTS AT LAW	27
9.3	PREPAYMENT FEE	27
9.4	NON-WAIVER	28

ARTICLE 10		28
10.1	GOVERNING LAW	28
10.2	JURISDICTION	28
10.3	PLACE OF PERFORMANCE	28
10.4	EVIDENCE OF SUMS DUE	28
10.5	ENTIRE AGREEMENT	28
10.6	INVALIDITY	28
10.7	AMENDMENTS	28
10.8	ASSIGNMENT AND TRANSFER BY THE BANK	29
10.9	NO HARDSHIP	29

ARTICLE 11		29
11.1	NOTICES	29
11.1.1	Form of Notice	29
11.1.2	Addresses	30
11.1.3	Demand After Notice to Remedy	30
11.2	ENGLISH LANGUAGE	30

SCHEDULE A	31
INVESTMENT SPECIFICATION AND REPORTING	31

SCHEDULE B	32
DEFINITION OF EURIBOR	32

SCHEDULE C	33
FORM OF DISBURSEMENT OFFER/ACCEPTANCE	33

SCHEDULE D	34
FORM OF DRAWDOWN CERTIFICATE	34

SCHEDULE E	35
FORM OF COMPLIANCE CERTIFICATE	35

SCHEDULE F	36
CONDITIONS PRECEDENT
PART A – INITIAL DOCUMENTARY CONDITIONS PRECEDENT
PART B – TRANCHE A - OTHER CONDITIONS PRECEDENT
PART C – TRANCHE B - OTHER CONDITIONS PRECEDENT
PART D – ALL TRANCHES - DOCUMENTARY CONDITIONS PRECEDENT
PART E – GUARANTOR CONDITIONS PRECEDENT

SCHEDULE G	37
REPRESENTATIONS AND WARRANTIES	37

SCHEDULE H	40
GENERAL UNDERTAKINGS	40

SCHEDULE I	49
INFORMATION AND VISITS

SCHEDULE J	50
FORM OF TEG LETTER	50

SCHEDULE K	51
EXISTING INDEBTEDNESS	51

SCHEDULE L	52
FORM OF GUARANTEE AGREEMENTS (US GUARANTOR AND SWISS GUARANTOR)	52

THIS CONTRACT IS MADE ON 30 SEPTEMBER BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, duly represented by Donald Fitzpatrick, Head of Division and Damone Yahyaei, Counsel;	(the “Bank”)

and

Regen Lab France, a sociétê par actions simplifiée incorporated in France, having its registered office at 2, avenue de Laponie, 91940 Les Ulis, France, and registered with the Registre du commerce et des sociétés of Evry under number 879 441 681, duly represented by Antonino Turzi, authorized signatory

(the “Borrower”)

The Bank and the Borrower together are referred to as the “Parties” and any of them is a “Party”.

WHEREAS:

(A)	The Borrower has stated that it is undertaking a research and development project relating to medical devices used for autologous cell therapies in the field of orthopaedics and regenerative medicine in France, Italy and other EU countries as more particularly described in the technical description (the “Technical Description”) set out in Schedule A (Investment Specification and Reporting) (the “Investment”). The total cost of the Investment, as estimated by the Bank, is EUR 55,100,000 (fifty five million one hundred thousand euro).

(B)	The Bank, considering that the financing of the Investment falls within the scope of its functions, agreed to provide the Borrower with a credit in an amount of EUR 14,000,000.00 (fourteen million euro) under this finance contract (the “Contract”) to finance the Investment; provided that the amount of the Credit hereunder shall not, in any case, exceed 50% (fifty percent) of the cost of the Investment.

(C)	This operation benefits from the support of Member States of the European Union under the Pan-European Guarantee Fund (“EGF”). The Bank, acting for the account of the EGF, has agreed in principle to provide the Credit (as defined below) to the Borrower subject to, and in accordance with, the terms of this Contract.

(D)	The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant policies of the European Union.

(E)	The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group towards its stakeholders and the citizens of the European Union in general.

(F)	The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

(G)	The Bank supports the implementation of international and European Union standards in the field of anti-money laundering and countering the financing of terrorism and promotes tax good governance-standards. It has established policies and procedures to avoid the risk of misuse of its funds for purposes which are illegal or abusive in relation to applicable laws. The Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism is available on the Bank’s website and offers further guidance to the Bank’s contracting counterparties.

It is hereby agreed as follows:

ARTICLE 1

Interpretation and definitions

1.1	Interpretation

In this Contract:

(a)	references to Articles, Recitals, Schedules and (Sub-)Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and (sub-)paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract;

(b)	references to “law” or “laws” mean (i) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (ii) EU Law;

(c)	references to applicable law, applicable laws or applicable jurisdiction means (i) a law or jurisdiction applicable to the Borrower or any other Obligor (as the context requires), its rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets and/or the Investment; and/or, as applicable, (ii) a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(d)	references to a provision of law are references to that provision as amended or re-enacted;

(e)	references to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated;

(f)	words and expressions in plural shall include singular and vice versa;

(g)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived;

(h)	terms defined in the GDPR (as defined below), including the terms “controller”, “data subject”, “personal data”, “processing” and “processor” have the same meanings when used in Recital (F) to, or Paragraph 29 (Data Protection) of Schedule H (General Undertakings) of, this Contract;

(i)	references to “month” mean a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that and subject to the definition of Payment Date, Article 6.1 (Day count convention) and Schedule B (Definition of EURIBOR) and unless provided otherwise in this Contract:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

1.2	Definitions

In this Contract:

“4th and 5th AML Directives” means Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended by Directive 2018/843 of the European Parliament and of the Council of 19 June 2018, and as further amended, supplemented or restated.

“Accepted Tranche” means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline.

“Accounting Reference Date” has the meaning given to it in Paragraph 7(b) of Schedule Schedule G (Representations and Warranties).

“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal).

“AML Criminal Law Directive” means Directive (EU) 2018/1673 of the European Parliament and of the Council of 23 October 2018 on combating money laundering by criminal law.

“AML Directives” means the 4th and the 5th AML Directives and the AML Criminal Law Directive.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means a person authorised to sign individually or jointly (as the case may be) Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank prior to the receipt of the relevant Disbursement Acceptance.

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg and in Paris.

“Cancellation Fee” means, in relation to the cancellation of an Accepted Tranche by the Borrower under sub-paragraph (a) of Article 2.7 (Fee for cancellation of an Accepted Tranche), or in relation to an amount cancelled by the Bank under sub-paragraphs (b) or (c) of Article 2.7 (Fee for cancellation of an Accepted Tranche), a fee of 1.00% (one hundred basis points) of the cancelled amount.

“Change in the Beneficial Ownership” means a change in the ultimate ownership or control of an entity according to the definition of “beneficial owner” set out in article 3(6) of the 4th AML Directive it being specified that, for the purposes of this Contract the threshold of beneficial ownership is set at 10%.

“Change-of-Control Event” means:

(a)	any person or group of persons (other than the Controlling Shareholder) acting in concert who:

(i)	gain(s) directly or indirectly through wholly owned entities at least thirty three percent (33%) of the voting rights of the Borrower or of any entity directly or ultimately controlling the Borrower; or

(ii)	gain(s) Control of the Borrower or of any entity directly or ultimately controlling the Borrower; or

(b)	the Controlling Shareholder ceases to hold directly or indirectly through wholly owned entities at least 80% (eighty percent) of the share capital and voting rights of the Borrower.

“Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair an Obligor’s ability to perform its obligations under the Finance Documents.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule E (Form of Compliance Certificate).

“Contract Number” means the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters “FI No”.

“Contributors” means each and all of Member States of the European Union that have signed a contribution agreement with the Bank with respect to the EGF.

“Control” means in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Commercial Code.

“Controlling Shareholder” means Mr. Antonino Turzi, of French nationality, domiciled Spittelweg 12, 3782 Lauenen B. Gstaad, Switzerland.

“Credit” has the meaning given to it in Article 2.1 (Amount of Credit).

“Default” means an Event of Default or any event or circumstance specified in Article 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Contract or any combination of any of the foregoing) be an Event of Default.

“Deferred Interest Rate” means:

(a)	in relation to Tranche A, 4% (four hundred basis points) per annum; and

(b)	in relation to Tranche B, 3% (three hundred basis points) per annum.

“Disbursement Acceptance” means a copy of the Disbursement Offer duly countersigned by the Borrower in accordance with the List of Authorised Signatories and Accounts.

“Disbursement Acceptance Deadline” means the date and time of expiry of a Disbursement Offer as specified therein.

“Disbursement Account” means, in respect of each Tranche, the bank account to which disbursements may be made under this Contract, as set out in the most recent List of Authorised Signatories and Accounts.

“Disbursement Date” means the date on which disbursement of a Tranche is made by the Bank.

“Disbursement Offer” means a letter substantially in the form set out in Schedule C (Form of Disbursement Offer/Acceptance).

“Dispute” has the meaning given to it in Article 10.2 (Jurisdiction).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that Party from:

(i)	performing its payment obligations under this Contract; or

(ii)	communicating with other Party in accordance with the terms of this Contract,

and which disruption (in either such case as per paragraphs (a) or (b) above) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drop Dead Fee” has the meaning given to such term in Article 2.9 (Drop Dead Fee).

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any Group Company;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of Group Companies;

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;

(f)	plus or minus the Group’s share of the profits or losses (after finance costs and tax) of any investment or entity (which is not itself a Group Company) in which any Group Company has an ownership interest;

(g)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h)	before taking into account any gain arising from an upward revaluation of any other asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“EGF Application Form” means the Borrower’s application form for financing under the EGF dated 16 November 2020.

“Environment” means the following, in so far as they affect human health or social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

“Environmental Approval” means any Authorisation required by Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means EU Law including principles and standards, and national laws and regulations, of which a principal objective is the preservation, protection or improvement of the Environment.

“EU Directives” means the directives of the European Union.

“EU Law” means the acquis communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, the EU Directives, delegated acts, implementing acts, and the case law of the Court of Justice of the European Union.

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“EURIBOR” has the meaning given to it in Schedule B (Definition of EURIBOR).

“Event of Default” means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

(d)	any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS).

“Exclusion Policy” means the European Investment Bank Exclusion Policy as published on the Bank’s website.

“Existing Indebtedness” means any Indebtedness of the Group as at the signing date that is referred into Schedule K (Existing Indebtedness).

“Fee Letter” means the letter from the Bank to the Borrower dated 17 November 2020.

“Final Availability Date” means the day falling 18 (eighteen) months after the date of signature of this Contract.

“Finance Documents” means this Contract, the Fee Letter, any TEG Letter, any Guarantee Agreement (together with any accession letter thereto), the Royalty Agreement and any other document designated a “Finance Document” by the Borrower and the Bank.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, be treated as a finance or capital lease.

“Fixed Rate” means 3% (three hundred basis points) per annum.

“GAAP” means generally accepted accounting principles in France, including IFRS.

“GDPR” means General Data Protection Regulation (EU) 2016/679.

“Group” means the Group Companies, taken together as a whole.

“Group Company” means the Swiss Guarantor and its Subsidiaries.

“Guarantee Agreement” means any French law first demand autonomous guarantee (garantie autonome â première demande) agreement in form and substance satisfactory to the Bank to be entered into by the relevant Guarantor(s) as guarantor and the Bank as beneficiary. It is expressly agreed that the guarantee under any Guarantee Agreement may be called, in accordance with its terms, by the Bank, in whole or in part, following (i) any failure to pay on its due date any amount due pursuant to any Finance Document and/or (ii) the acceleration of the Loan Outstanding as pronounced by the Bank, in the event of an Event of Default which is continuing, in accordance with the provisions of Clause 9.1 (Right to demand repayment).

“Guarantor” means the Swiss Guarantor, the US Guarantor and any Material Subsidiary which has entered into or acceded to a Guarantee Agreement as a guarantor from time to time in accordance with Paragraph 17 (Guarantees) of Schedule H (General Undertakings).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Illegal Activities” means any of the following illegal activities or activities carried out for illegal purposes according to applicable laws in any of the following areas: (i) fraud, corruption, coercion, collusion or obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) fraud and other illegal activity against the financial interests of the European Union as defined in the PIF Directive.

“Illegality Event” has the meaning given to it in Article 5.3.4 (Illegality Event).

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

“Intellectual Property Rights” means intellectual property of every designation (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not.

“Investment” has the meaning given to that term in Recital (A).

“Investment Cost Reduction Event” has the meaning given to it in Article 5.3.1 (Investment Cost Reduction Event).

“Lead Organisation” means the European Union, the United Nations and international standard setting organisations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organisation for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organisations.

“List of Authorised Signatories and Accounts” means a list, in form and substance satisfactory to the Bank, setting out: (i) the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list and specifying if they have individual or joint signing authority, (ii) the specimen signatures of such persons, (iii) the bank account(s) to which disbursements may be made under this Contract (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary, together with evidence that such account(s) have been opened in the name of the beneficiary; and (iv) the bank account(s) from which payments under this Contract will be made by the Borrower (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary, together with evidence that such account(s) have been opened in the name of the beneficiary.

“Loan” means the aggregate of the amounts disbursed from time to time by the Bank under this Contract.

“Loan Outstanding” means the aggregate of the amounts disbursed from time to time by the Bank under this Contract that remains outstanding.

“Material Adverse Change” means, any event or change of condition, which, in the opinion of the Bank. has a material adverse effect on:

(a)	the ability of any Obligor to perform its obligations under the Finance Documents; or

(b)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Group as a whole; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Security granted to the Bank, or the rights or remedies of the Bank under the Finance Documents.

“Material Subsidiary” means any Subsidiary of the Swiss Guarantor from time to time, whose gross revenues, total assets or EBITDA represents not less than 5% (five percent) of (i) the consolidated gross revenues of the Group or, (ii) the Total Assets, or, (iii) as the case may be, the consolidated EBITDA of the Group, as calculated based on the then latest consolidated audited accounts of the Group.

“Maturity Date” means, (i) for Tranche A, the sole Repayment Date of that Tranche as specified in the relevant Disbursement Offer, being five (5) years from the Disbursement Date of the relevant Tranche and, (ii) for Tranche B, the last Repayment Date of that Tranche as specified in the relevant Disbursement Offer, being not later than five (5) years from the Disbursement Date of the relevant Tranche.

“Non-ElB Financing” includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any Guarantor or any other Group Company)), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any Guarantor or any other Group Company)) for a term of more than 3 (three) years.

“Obligor” means the Borrower and each Guarantor.

“Party” means a party to this Contract.

“Payment Account” means the bank account from which payments under this Contract will be made by the Borrower, as set out in the most recent List of Authorised Signatories and Accounts.

“Payment Date” means the semi-annual dates specified in the Disbursement Offer until and including the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means the following Relevant Business Day, without adjustment to interest due under Article 4.1 (Fixed Rate) or the preceding Relevant Business Day, with adjustment (but only to the amount of interest due under Article 4.1 (Fixed Rate) that accrued over the last interest period in case repayment of principal is made in a single instalment in accordance with Article 5.1 (Normal repayment)).

“Permitted Guarantees” means each and every guarantee permitted in accordance with Paragraph 17 (Guarantees) of Schedule H (General Undertakings).

“Permitted Hedging” has the meaning given to such term in Paragraph 18 (Hedging) of Schedule H (General Undertakings).

“Permitted Indebtedness” means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 16 (Indebtedness) of Schedule H (General Undertakings).

“Permitted Intercompany Loan” means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 21 (Restrictions on intercompany loans) of Schedule H (General Undertakings).

“Permitted Security” means Security of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 24(c) of Schedule H (General Undertakings).

“PIF Directive” means Directive (EU) 2017/1371 of the European Parliament and of the Council of 5 July 2017 on the fight against fraud to the European Union’s financial interests by means of criminal law as amended, supplemented or restated.

“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Articles 5.2 (Voluntary prepayment), 5.3 (Compulsory prepayment) or 9.1 (Right to demand repayment).

“Prepayment Date” means the date as requested by the Borrower and agreed by the Bank or indicated by the Bank, as applicable, on which the Borrower shall effect prepayment of a Prepayment Amount.

“Prepayment Event” means any of the events described in Article 5.3 (Compulsory prepayment and cancellation).

“Prepayment Fee” means, in relation to a Prepayment Amount in respect of a Tranche:

(a)	a fee of 4% (four hundred basis points) of the Prepayment Amount if the Prepayment Date is after the relevant Disbursement Date but before or on the first anniversary of such Disbursement Date;

(b)	a fee of 3% (three hundred basis points) of the Prepayment Amount if the Prepayment Date is after the first anniversary of such Disbursement Date but before or on the second anniversary of such Disbursement Date;

(c)	a fee of 2% (two hundred basis points) of the Prepayment Amount if the Prepayment Date is after the second anniversary of such Disbursement Date but before or on the third anniversary of such Disbursement Date;

with such fee being payable on the applicable Prepayment Date. It being specified that, for the avoidance of doubt, no Prepayment Fee will be applicable after the third anniversary of such Disbursement Date.

“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 5.2.3 (Prepayment mechanics).

“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan Outstanding, in accordance with Article 5.2.1 (Prepayment option).

“Relevant Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

“Relevant Period” means each period of 12 (twelve) months ending on the Accounting Reference Date.

“Relevant Person” means, with respect to any Obligor, any member of its management bodies; or any of its employees or any other person acting on its behalf or under its control.

“Repayment Date” shall mean the Payment Dates specified in the Disbursement Offer for the repayment of a Tranche.

“Repeating Representations” means each of the representations set out in Schedule G (Representations and Warranties) other than those Paragraphs thereof which are identified with the words “(Non-repeating)” at the end of the Paragraphs.

“Royalty Agreement” means the French law governed royalty agreement entered into on the date hereof between, amongst others, the Borrower and the Bank.

“Royalty Fee” has the meaning given to this term in Article 2.1 (Payment) of the Royalty Agreement.

“Sanctioned Person” means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to, any government, group or terrorist organisation) who is a designated target of, or who is otherwise a subject of, Sanctions (including, without limitation, as a result of being owned or otherwise controlled, directly or indirectly, by any individual or entity, who is a designated target of, or who is otherwise a subject of, Sanctions).

“Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented and/or enforced from time to time by any of the following:

(a)	the United Nations, and any agency or person which is duly appointed, empowered or authorised by the United Nations to enact, administer, implement and/or enforce such measures;

(b)	the European Union, and any agency or person which is duly appointed, empowered or authorised by the European Union to enact, administer, implement and/or enforce such measures; and

(c)	the United States Government, and any department, division, agency, or office thereof, including the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce.

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Senior Management Change” means that any Senior Management Personnel has ceased to be actively involved in the management of the Group, without the Bank having given its prior written consent to such a change.

“Senior Management Personnel” means each of:

(a)	Mr. Antonino Turzi, of French nationality, domiciled [*], as CEO of the Borrower; and

(b)	Mr. Daphné Van Diermen, of Swiss nationality, domiciled [*], as CTO of the Borrower.

“Subsidiary” means an entity of which the Swiss Guarantor or the Borrower, as appropriate, has direct or indirect Control or owns directly or indirectly more than 50% (fifty percent) of the voting capital or similar right of ownership.

“Swiss Guarantor” means Regen Lab SA, incorporated in Switzerland and registed under number CHE-110.064.203.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Description” has the meaning given to it in Recital (A).

“TEG Letter” means any letter in the form set out in Schedule J (Form of TEG Letter).

“Total Assets” means the total consolidated assets of the Group, as shown in the Borrower’s latest consolidated financial statements, as at the end of any Relevant Period.

“Tranche” means each disbursement made or to be made under this Contract consisting of Tranche A and Tranche B. In the event that no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 2.2.2 (Disbursement Offer).

“Tranche A” means the first Tranche in the amount set out in paragraph (a) of Article 2.2.1 (Tranches), in relation to which royalties are granted to the Bank in accordance with the Royalty Agreement, a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate) and a Deferred Interest Rate shall be paid in accordance with Article 4.2 (Deferred Interest Rate).

“Tranche B” means the second Tranche in the amount set out in paragraph (b) of Article 2.2.1 (Tranches), in relation to which royalties are granted to the Bank in accordance with the Royalty Agreement, a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate) and a Deferred Interest Rate shall be paid in accordance with Article 4.2 (Deferred Interest Rate).

“US Guarantor” means RegenLab USA LLC, incorporated in Delaware and registered under number 5510041.

“Voluntary Non EIB Prepayment” means a voluntary prepayment by any Group Company or any Guarantor (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-ElB Financing where:

(a)	such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility); or

(b)	such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid.

ARTICLE 2

Credit and Disbursements

2.1	Amount of Credit

By this Contract, the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 14,000,000 (fourteen million euro) for the financing of the Investment (the “Credit”).

2.2	Disbursement procedure

2.2.1	Tranches

The Bank shall disburse the Credit in Euros in up to two Tranches. The amount of each Tranche, shall be as follows:

(a)	for the Tranche A, for an amount of EUR 6,000,000 (six million euro); and

(b)	for the Tranche B, for an amount of EUR 8,000,000 (eight million euro).

2.2.2	Disbursement Offer

Upon request by the Borrower and subject to Article 2.5 (Conditions of Disbursement), provided that no event mentioned in sub-paragraph (b) of Article 2.6 (Cancellation) has occurred and is continuing, the Bank shall send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 6 (six) Business Days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	Tranche A/B;

(b)	the amount of the Tranche;

(c)	the Disbursement Date, which shall be a Relevant Business Day, falling at least 6 (six) Business Days after the date of the Disbursement Acceptance and on or before the Final Availability Date;

(d)	the interest rate basis of the Tranche, namely:

(i)	the Fixed Rate;

(ii)	the applicable Deferred Interest Rate; and

(iii)	the interest periods and the Payment Dates;

(e)	the terms and frequency for repayment of principal;

(f)	as applicable, for Tranche A, the sole Repayment Date and, for Tranche B, the first Repayment Date and the Maturity Date;

(g)	the Disbursement Acceptance Deadline; and

(h)	Royalty Fees.

2.2.3	Disbursement Acceptance

(a)	The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline, which shall in any case be at least 6 (six) Business Days before the Disbursement Date. The Disbursement Acceptance shall be signed by an Authorised Signatory with individual representation rights or 2 (two) or more Authorised Signatories with joint representation right and shall specify the Disbursement Account to which disbursement of the relevant Tranche should be made in accordance with Article 2.3 (Disbursement Account).

(b)	If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided the conditions in Article 2.5.5 (All Tranches – Other Conditions) are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

(c)	The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline, in which case the Tranche shall not be made available to the Borrower by the Bank, and the Credit shall not be affected.

(d)	The Bank may rely on the information set out in the most recent List of Authorised Signatories and Accounts provided to the Bank by the Borrower. If a Disbursement Acceptance is signed by a person defined as Authorised Signatory under the most recent List of Authorised Signatories and Accounts provided to the Bank by the Borrower, the Bank may assume that such person has the power to sign and deliver in the name and on behalf of the Borrower such Disbursement Acceptance.

2.3	Disbursement Account

(a)	Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is included in the most recent List of Authorised Signatories and Accounts or is otherwise acceptable to the Bank.

(b)	Only one Disbursement Account may be specified for each Tranche.

2.4	Currency of disbursement

The Bank shall disburse each Tranche in EUR.

2.5	Conditions of Disbursement

2.5.1	Initial Documentary Conditions Precedent

No Disbursement Offer will be provided by the Bank under this Contract unless the Bank has confirmed that it has received all of the documents and other evidence listed in Part A (Initial Documentary Conditions Precedent) of Schedule F (Conditions Precedent) in form and substance satisfactory to it by no later than the date of execution of this Contract.

2.5.2	Tranche A – Other Conditions Precedent

No Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche A unless the Bank has confirmed that it has received all documents and other evidence listed in Part B (Tranche A – Other Conditions Precedent) of Schedule F (Conditions Precedent) in form and substance satisfactory to it no later than the date falling 10 (ten) Business Days before the Disbursement Date.

2.5.3	Tranche B – Other Conditions Precedent

No Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche B unless the Bank has confirmed that it has received all documents and other evidence listed in Part C (Tranche B – Other Conditions Precedent) of Schedule F (Conditions Precedent) in form and substance satisfactory to it no later than the date falling 10 (ten) Business Days before the Disbursement Date.

2.5.4	All Tranches – Documentary Conditions Precedent

No Disbursement Offer, including the first Disbursement Offer, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received (i) all of the documents and other evidence applicable for such Tranche as listed in Part D (All Tranches – Documentary Conditions Precedent) of Schedule F (Conditions Precedent) in form and substance satisfactory to it and (ii) a certificate from the Borrower in the form of Schedule D (Form of Drawdown Certificate), signed by an Authorised Signatory and dated no earlier than the date falling 14 (fourteen) Business Days before the Disbursement Date.

2.5.5	All Tranches – Other Conditions

The Bank will only be obliged to make any Accepted Tranche available to the Borrower if on the Disbursement Date for the proposed Tranche:

(a)	the Repeating Representations are correct in all respects; and

(b)	no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute:

(i)	an Event of Default; or

(ii)	a Prepayment Event other than pursuant to Article 5.3.1 (Investment Cost Reduction Event),

or would, in each case, result from the disbursement of the proposed Tranche.

2.5.6	Conditions precedent for the sole benefit of the Bank

The conditions precedent provided for in this Article 2.5 (Conditions of Disbursement) are stipulated for the sole benefit of the Bank.

2.6	Cancellation

(a)	The Borrower may send a written notice to the Bank requesting the cancellation of the undisbursed Credit or a portion thereof. The written notice:

(i)	must specify whether the Borrower would like to cancel the undisbursed portion of the Credit in whole or in part and, if in part, the amount of the Credit the Borrower would like to cancel; and

(ii)	must not relate to an Accepted Tranche which has a Disbursement Date falling within 5 (five) Business Days of the date of the written notice.

Upon receipt of such written notice, the Bank shall cancel the requested undisbursed portion of the Credit with immediate effect.

(b)	At any time upon the occurrence of the following events, the Bank may notify the Borrower in writing that the undisbursed portion of the Credit shall be cancelled in whole or in part:

(i)	a Prepayment Event, which for the avoidance of doubt and only in case of an event pursuant to Article 5.3.1 (Investment Cost Reduction Event) by an amount equal to the amount by which it is entitled to cancel the Credit;

(ii)	an Event of Default; or

(iii)	an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event other than pursuant to Article 5.3.1 (Investment Cost Reduction Event) or an Event of Default.

On the date of such written notification from the Bank the relevant undisbursed portion of the Credit shall be cancelled with immediate effect.

2.7	Fee for cancellation of an Accepted Tranche

(a)	If pursuant to sub-paragraph (a) of Article 2.6 (Cancellation) the Borrower cancels an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(b)	If pursuant to sub-paragraph (b) of Article 2.6 (Cancellation) the Bank cancels all or part of an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(c)	If an Accepted Tranche is not disbursed on the Disbursement Date because the conditions precedent set out in Article 2.5.5 (All Tranches – Other Conditions) are not satisfied on such date, such Tranche shall be cancelled and the Borrower shall pay to the Bank the relevant Cancellation Fee.

2.8	Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, any part of the Credit in respect of which no Disbursement Acceptance has been received in accordance with Article 2.2.3 (Disbursement Acceptance) shall be automatically cancelled, without any further notice being served by the Bank to the Borrower.

2.9	Drop Dead Fee

(a)	If no disbursement is made within 6 months from the date of this Contract or in case the Credit is cancelled in full under Article 2.6 (Cancellation) prior to the expiry of this term, the Borrower shall pay to the Bank a one-off contractual fee equal to 1% (one hundred basis points) of the Credit (the “Drop Dead Fee”).

(b)	The Drop Dead Fee shall be payable by the Borrower to the Bank within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

(c)	For the avoidance of doubt, the Drop Dead Fee payable under this Article 2.9 (Drop Dead Fee) is independent of any other fees stipulated in this Contract.

2.10	Sums due under Article 2

Sums due under Article 2 (Credit and Disbursements) shall be payable in EUR. Sums due under Article 2 (Credit and Disbursements) shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

ARTICLE 3

The Loan

3.1	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.

3.2	Currency of repayment, interest and other charges

(a)	The Borrower shall pay interest, principal, Royalty Fees and other charges payable in respect of each Tranche in EUR.

(b)	Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

ARTICLE 4

Interest

4.1	Fixed Rate

The Borrower shall pay interest on the outstanding balance of each Tranche at the Fixed Rate semi-annually in arrear on the relevant Payment Dates specified in the Disbursement Offer, and calculated on the basis of Article 6.1 (Day count convention). If the period from the Disbursement Date to the first Payment Date is fifteen (15) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

4.2	Deferred Interest Rate

If a Deferred Interest Rate is specified in the Disbursement Offer in relation to a Tranche, interest shall accrue on the outstanding balance of such Tranche at the applicable Deferred Interest Rate, and calculated on the basis of Article 6.1 (Day count convention), and such interest shall be due and payable on the Maturity Date of such Tranche or, where a Tranche is prepaid, on the Prepayment Date. For the avoidance of doubt, any such interest shall not be capitalized and shall not bear interest.

4.3	Royalty Fees

In addition to the interest payable pursuant to Articles 4.1 (Fixed Rates) and 4.2 (Deferred Interest Rate) above, the Bank shall be entitled to receive any amounts due in connection with the Royalty Fees.

4.4	Interest on overdue sums

Without prejudice to Article 9 (Events of default) and by way of exception to Articles 4.1 (Fixed Rate) and 4.2 (Deferred Interest Rate), if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to:

(a)	for overdue sums related to the Tranches, the higher of (i) the applicable Fixed Rate and the applicable Deferred Interest Rate plus 2% (200 basis points) or (ii) EURIBOR plus 2% (200 basis points);

(b)	for overdue sums other than under sub-paragraph (a) of Article 4.4 (Interest on overdue sums) above, EURIBOR plus 2% (200 basis points),

and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 4.4 (Interest on overdue sums), the relevant periods within the meaning of Schedule B (Definition of EURIBOR) shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points) shall apply, calculated in accordance with the market practice for such rate.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

4.5	Effective global rate

The Parties acknowledge, as indicated to the Borrower in a TEG Letter dated on the date hereof, that the effective global rate applicable to the Credit shall be determined in accordance with articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation and article L.313-4 of the French Code monétaire et financier and the terms of such TEG Letter. The Parties agree that this TEG Letter forms an integral part of this Contract. The Borrower acknowledges receipt of a TEG Letter at the signing date of this Contract.

The Bank shall provide a revised TEG Letter together with each Disbursement Offer.

ARTICLE 5

Repayment

5.1	Normal repayment

5.1.1	Single instalment

The Borrower shall repay Tranche A, together with all other amounts outstanding under this Contract in relation to Tranche A, in a single instalment on the Maturity Date of Tranche A.

5.1.2	Repayment by instalments

The Borrower shall repay Tranche B by equal semi-annual instalments of principal together with all other amounts outstanding under this Contract in relation to that Tranche on the Repayment Date(s) specified in the relevant Disbursement Offer.

The first Repayment Date of Tranche B shall fall not earlier than 30 (thirty) days from the Disbursement Date and not later than the first Repayment Date immediately following the second anniversary of the Disbursement Date of the Tranche.

The last Repayment Date of Tranche B shall fall not later than 5 years from the Disbursement Date.

5.2	Voluntary prepayment

5.2.1	Prepayment option

(a)	Subject to Articles 5.2.2 (Prepayment Fee) and 5.4 (General), the Borrower may prepay all or part of any Tranche, together with accrued interest (including any interest under Article 4.2 (Deferred Interest Rate)), any Prepayment Fee and indemnities if any and any amount due under the Finance Documents in connection to such Tranche, upon giving a Prepayment Request with at least 30 (thirty) calendar days prior notice specifying

(i)	the Prepayment Amount;

(ii)	the Prepayment Date, which shall be a Payment Date;

(iii)	for Tranche B, the choice of application method of the Prepayment Amount in line with sub paragraph (a)(i) Article 6.5.3 (Allocation of sums related to Tranches); and

(iv)	the Contract Number.

(b)	The Prepayment Request shall be irrevocable.

5.2.2	Prepayment Fee

If the Borrower prepays a Tranche, the Borrower shall pay the relevant Prepayment Fee on the Prepayment Date.

5.2.3	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Fee and, for Tranche B only, the method of application of the Prepayment Amount. If the Prepayment Notice specifies Prepayment Fee, it shall also specify the deadline by which the Borrower may accept the Prepayment Notice, and the Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.

The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest (including any interest under Article 4.2 (Deferred Interest Rate)) and Prepayment Fee or indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer.

5.3	Compulsory prepayment and cancellation

5.3.1	Investment Cost Reduction Event

(a)	The Borrower shall promptly inform the Bank if an Investment Cost Reduction Event has occurred or is likely to occur. At any time after the occurrence of an Investment Cost Reduction Event the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding up to the amount by which the Credit exceeds the limit referred to in paragraph (b) below together with accrued interest and all other amounts accrued and outstanding under this Contract in relation to the proportion of the Loan Outstanding to be prepaid.

(b)	For the purpose of this Article, “Investment Cost Reduction Event” means that the total cost of the Investment at completion by the final date specified in the Technical Description falls below the figure stated in Recital (A) so that the amount of the Credit exceeds (50% (fifty percent) of such total cost of the Investment.

5.3.2	Pari passu to Non-ElB Financing

If:

(a)	a Voluntary Non-EIB Prepayment has occurred; or

(b)	(A) a Voluntary Non-EIB Prepayment is likely to occur and (B) the Bank has requested a consultation in respect of such Voluntary Non-EIB Prepayment and at least 30 (thirty) days have passed since the date of such request;

the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan Outstanding (together with accrued interest and all other amounts accrued or outstanding under this Contract). The proportion of the Loan Outstanding that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.

5.3.3	Change Events

The Borrower shall promptly inform the Bank if:

(a)	a Change-of-Control Event has occurred or is likely to occur in respect of itself or the Swiss Guarantor;

(b)	a Change-of-Law Event has occurred or is likely to occur; or

(c)	a Senior Management Change has occurred or is likely to occur.

In such case, or if the Bank has reasonable cause to believe that a Change-of-Control Event, a Change-of-Law Event or a Senior Management Change has occurred or is likely to occur, the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event. If 30 (thirty) days have passed since the date of such request and the Bank is of the opinion that the effects of such event cannot be mitigated to its satisfaction, or in any event if a Change-of-Control Event, Change-of-Law Event or Senior Management Change has actually occurred, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

5.3.4	Illegality Event

(a)	Upon becoming aware of an Illegality Event:

(i)	the Bank shall promptly notify the Borrower; and

(ii)	the Bank may immediately (A) suspend or cancel the undisbursed portion of the Credit, and/or (B) demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued and outstanding under this Contract on the date indicated by the Bank in its notice to the Borrower.

(b)	For the purposes of this Article, “Illegality Event” means that it becomes unlawful in any applicable jurisdiction, or if it becomes contrary to any Sanctions, for the Bank to:

(i)	perform any of its obligations as contemplated in this Contract; or

(ii)	fund or maintain the Loan.

5.3.5	Disposals

If the Borrower disposes of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, without the approval of the Bank, the Borrower shall apply all proceeds of such disposal to prepay the Loan Outstanding (in part or in whole), together with accrued interest and all other amounts accrued or outstanding under this Contract, promptly following receipt of such proceeds in accordance with sub-paragraph (b) of Paragraph 8 (Disposal of assets) of Schedule H (General Undertakings).

5.3.6	Prepayment Fee

In the case of a Prepayment Event (other than pursuant to Article 5.3.4 (Illegality Event) in relation to a Tranche, the Borrower shall pay the relevant Prepayment Fee.

5.3.7	Prepayment mechanics

Any sum demanded by the Bank pursuant to Articles 5.3.1 (Investment Cost Reduction Event) to 5.3.4 (Illegality Event) shall be paid on the date indicated by the Bank in its notice of demand,

such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.4 (Illegality Event)).

5.4	General

(a)	A repaid or prepaid amount may not be reborrowed.

(b)	If the Borrower prepays a Tranche on a date other than a relevant Payment Date, under Article 5.2 (Voluntary prepayment) or if the Bank exceptionally accepts, solely upon the Bank’s discretion, a Prepayment Request with prior notice of less than 30 (thirty) calendar days, the Borrower shall pay to the Bank an administrative fee in such an amount as the Bank shall notify to the Borrower.

ARTICLE 6

Payments

6.1	Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.

6.2	Time and place of payment

(a)	If neither this Contract nor the Bank’s demand specifies a due date, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

(b)	Each sum payable by the Borrower under this Contract shall be paid to the following account:

Bank:	[*]

City:	[*]

Account number:	[*]

SWIFT Code/BIC:	[*]

Remark:	[*]

or such other account notified by the Bank to the Borrower.

(c)	The Borrower shall provide the Contract Number as a reference for each payment made under this Contract.

(d)	Any disbursements by and payments to the Bank under this Contract shall be made using the Disbursement Account (for disbursements by the Bank) and the Payment Account (for payments to the Bank).

6.3	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

6.4	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)	the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b)	the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in sub-paragraph (a) of Article 6.4 (Disruption to Payment Systems) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)	the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4 (Disruption to Payment Systems).

6.5	Application of sums received

6.5.1	General

Sums received from the Borrower shall only discharge its payment obligations if and when received in accordance with the terms of this Contract.

6.5.2	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:

(a)	first, any unpaid fees, costs, indemnities and expenses due under this Contract;

(b)	secondly, any accrued interest due but unpaid under this Contract;

(c)	thirdly, any principal due but unpaid under this Contract; and

(d)	fourthly, any Royalty Fees due but unpaid under the Royalty Agreement; and

(e)	lastly, any other sum due but unpaid under this Contract.

6.5.3	Allocation of sums related to Tranches

(a)	In case of:

(i)	a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

(ii)	a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the amount prepaid shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(b)	Sums received by the Bank following a demand under Article 9.1 (Right to demand repayment) and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(c)	In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 7

Borrower undertakings and representations

(a)	The Borrower makes the representations and warranties set out in Schedule G (Representations and Warranties) for itself and, as from their entry into or accession to a Guarantee Agreement, for each relevant Guarantor which is one of its Subsidiaries and, where expressly specified, for any Group Company which is one of its Subsidiaries to the Bank on the date of this Contract.

(b)	The Repeating Representations are deemed to be made by the Borrower on the date of each Disbursement Acceptance, each Disbursement Date, each Payment Date and the date of signature of or accession to a Guarantee Agreement by any Guarantor by reference to the facts and circumstances then existing.

(c)	The undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits) remain in force from the date of this Contract for so long as any amount is outstanding under the Finance Documents (including the Royalty Agreement) or the Credit is available. The undertakings in Schedule H (General Undertakings) and Schedule I (information and Visits) made by an Obligor (other than the Borrower) or by the Borrower on behalf of an Obligor or a Group Company shall be understood to refer to any Obligor or Group Company which is a Subsidary of the Borrower.

ARTICLE 8

Charges and expenses

8.1	Taxes, duties and fees

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of each Finance Document or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, Royalty Fees, interest, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Borrower is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

8.2	Other charges

The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of the Finance Documents (including, but not limited to, any Guarantee Agreement entered into pursuant to Paragraph 17 (Guarantees) of Schedule H (General Undertakings)) or any related document, any amendment, supplement or waiver in respect of the Finance Documents or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.

8.3	lncreased costs, indemnity and set-off

(a)	The Borrower shall pay to the Bank any costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation which occurs after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)	The Bank may set off any matured obligation due from the Borrower under each Finance Document (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

ARTICLE 9

Events of default

9.1	Right to demand repayment

The Bank may demand (in writing) without prior notice (mise en demeure préalable) or any judicial or extra judicial step, immediate repayment by the Borrower of all or part of the Loan Outstanding (as requested by the Bank), together with accrued interest, Royalty Fees, any Prepayment Fee and all other accrued or outstanding amounts under this Contract and/or cancel the Credit whereupon it shall immediately be cancelled, if:

(a)	any amount payable pursuant to any Finance Document is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(b)	any information or document given to the Bank by or on behalf of any Obligor or any representation, warranty or statement made or deemed to be made by an Obligor (for itself or for or on behalf of the other Obligor) in, pursuant to or for the purposes of entering into any Finance Document or in connection with the negotiation or performance of any Finance Document is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	following any default (however defined) of any Obligor in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,

(i)	such Obligor is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

(d)	any Obligor is unable to pay its debts as they fall due, or suspends or threatens in writing to suspend its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness;

(e)	any Obligor is in a state of cessation de paiements or becomes insolvent for the purpose of any insolvency law applicable to it;

(f)	a moratorium is declared in respect of any financial indebtedness of an Obligor;

(g)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments of its debts generally, a moratorium of any financial indebtedness, bankruptcy (faillite), controlled management (gestion contrólée), composition with creditors (concordat préventif de la faillite), winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or any similar French or foreign proceedings of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor as part of a general composition, compromise, assignment or similar arrangement with respect to such company’s creditors generally by reason of actual or anticipated financial difficulties;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets;

(iv)	the enforcement of any Security over any assets of any Obligor; or

(v)	any analogous procedure or step is taken in any jurisdiction against any Obligor,

or any analogous actions or legal proceedings are taken in any jurisdiction;

(h)	any Obligor applies for mandat ad hoc or conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de commerce in connection with financial difficulties;

(i)	a judgement for sauvegarde, sauvegarde accélérée, sauvegarde financiére accélérée, redressement judiciaire or liquidation judiciaire or for cession totale ou partielle de l’entreprise is entered in relation to any Obligor under articles L.620-1 to L.670-8 of the French Code de commerce;

(j)	any procedure, judgment or step is taken in any jurisdiction which has effects similar to those referred to in paragraphs (g) to (i) above;

(k)	an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver, mandataire ad hoc, conciliateur or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of any Obligor or any property forming part of the Investment or any situation similar to any of the above occurs under any applicable law;

(l)	any Obligor defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(m)	any Obligor defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;

(n)	any distress, execution, sequestration (including any of the enforcement proceedings provided for in the French Code des procédures civiles d’exécution) or other process is levied or enforced upon the property of any Obligor or any property forming part of the Investment and is not discharged or stayed within 14 (fourteen) days;

(o)	a Material Adverse Change occurs, as compared with the position at the date of this Contract;

(p)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents, or the Finance Documents are not effective in accordance with its terms or is alleged by any Obligor to be ineffective in accordance with its terms; or

(q)	any Obligor fails to comply with any other provision under the Finance Documents (including, without limitation, each of the undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits)), unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 (twenty) Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.

9.2	Other rights at law

Article 9.1 (Right to demand repayment) shall not restrict any other right of the Bank at law to require prepayment of the Loan Outstanding.

9.3	Prepayment Fee

In case of demand under Article 9.1 (Right to demand repayment), the Borrower shall pay the Bank the amount demanded together with the relevant Prepayment Fee.

9.4	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 10

Law and jurisdiction, miscellaneous

10.1	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of France.

10.2	Jurisdiction

(a)	The Tribunal de commerce de Paris has exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b)	The Parties agree that the courts of France are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

10.3	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

10.4	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

10.5	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.6	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

10.7	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the Parties hereto.

10.8	Assignment and transfer by the Bank

(a)	The Bank may assign or transfer (by way of novation, sub-participation or otherwise) all or part of its rights, benefits or obligations under the Finance Documents. The Borrower herewith consents to any such assignment or transfer.

(b)	The Bank shall have the right to disclose all information relating to or concerning the Borrower, the Group, the Finance Documents and the Loan in connection with or in contemplation of any such assignment or transfer.

10.9	No hardship

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under this Contract and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

ARTICLE 11

Final Articles

11.1	Notices

11.1.1	Form of notice

(a)	Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter; or

(ii)	in the case of any electronic mail, only when actually received in readable form and only if it is addressed in such a manner as the other Party shall specify for this purpose.

(c)	Any notice provided by the Borrower or a Guarantor to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the Parties) of the notice signed by one or more Authorised Signatories of the Borrower as appropriate, attached to the electronic mail.

(d)	Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

(e)	Without affecting the validity of electronic mail or communication made in accordance with this Article 11.1 (Notices), the following notices, communications and documents shall also be sent by registered letter to the relevant Party at the latest on the immediately following Business Day:

(i)	Disbursement Acceptance;

(ii)	any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii)	any other notice, communication or document required by the Bank.

(f)	The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, and shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).

11.1.2	Addresses

The address and electronic mail address (and the department for whose attention the communication is to be made) of each Party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: [*]
100 boulevard Konrad Adenauer
L-2950 Luxembourg
Email address: [*]

For the Borrower	REGEN LAB France
Attention: [*]
2, avenue de Laponie
ZA Courtaboeuf
91940 Les Ulis
France
Email address: [*]

11.1.3	Demand after notice to remedy

Each Party shall promptly notify the other Party in writing of any change in their respective communication details.

11.2	English language

(a)	Any notice or communication given under or in connection with the Finance Documents must be in English.

(b)	All other documents provided under or in connection with the Finance Documents must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

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Schedule A

Investment Specification and Reporting

Schedule B

Definition of EURIBOR

Schedule C

Form of Disbursement Offer/Acceptance

Schedule D

Form of Drawdown Certificate

Schedule E

Form of Compliance Certificate

Schedule F

Schedule G

Representations and Warranties

1.	Authorisations and Binding Obligations

(a)	Each Obligor is duly incorporated and validly existing as a company with limited liability under the laws of its jurisdiction of incorporation. No Obligor’s shares are publicly traded.

(b)	Each Obligor has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents.

(c)	Each Obligor has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(d)	The execution and delivery of, the performance of each Obligor’s obligations under and compliance with the provisions of the Finance Documents do not and will not contravene or conflict with:

(i)	any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or

(iii)	any provision of its constitutional documents.

(e)	The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

2.	No default or other adverse event

(a)	There has been no Material Adverse Change since 18 November 2020. (Non repeating)

(b)	No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

3.	No proceedings

(a)	No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

(b)	To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against any Obligor.

(c)	As at the date of this Contract, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

(d)	The Borrower or any French Obligor has not taken any corporate action, legal proceedings or other procedure or step in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness or the opening of proceedings for sauvegarde, sauvegarde accélérée, sauvegarde financière accélérée, redressement judiciaire, liquidation judiciaire or reorganisation (in the context of a mandat ad hoc or of a conciliation or otherwise) of the Borrower;

(ii)	the appointment of a liquidator receiver, administrator, administrative receiver, provisional administrator, mandataire ad hoc, conciliateur or other similar officer in respect of the Borrower or any of its assets;

(iii)	a judgment for sauvegarde, sauvegarde accélérée, sauvegarde financière accétérée, redressement judiciaire, cession totale ou partielle de l’entreprise or liquidation judiciaire or any other measure, procedure or judgement referred to in book 6 of the French Code de Commerce is entered into in relation to the Borrower;

(iv)	the enforcement by a third party of any Security over any assets of the Borrower;

(v)	the Borrower applying for mandat ad hoc or conciliation in accordance with articles L.611-3 et seq. of the French Code de Commerce; or

(vi)	any procedure, judgement, or step is taken in any jurisdiction, which has effects similar to those, above-mentioned.

4.	Security

At the date of this Contract, no Security exists over the assets of any Group Company.

5.	Ranking

(a)	Its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(b)	No financial covenants have been concluded with any other creditor of any Obligor.

(c)	No Voluntary Non EIB Prepayment has occurred.

6.	Anti-Corruption

(a)	Each Obligor is in compliance with all applicable European Union and any legislation applicable to it regarding Illegal Activities.

(b)	No Obligor is engaged in any Illegal Activities and to the best of the Borrower’s knowledge no Illegal Activities have occurred in connection with the Loan and the Investment. (Non-repeating)

7.	Accounting and Tax

(a)	The latest available consolidated (if any) and unconsolidated audited accounts of the Borrower and the other Obligors have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and the other Obligors.

(b)	The accounting reference date of the Borrower is 31 December of each year (the “Accounting Reference Date”).

(c)	No Obligor is required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents. (Non-repeating)

(d)	All Tax returns required to have been filed by each Obligor or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(e)	Each Obligor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(f)	With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(g)	Under the laws of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents. (Non-repeating).

8.	Information provided

(a)	Any factual information provided by any Group Company for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of the signature of this Contract.

(b)	The Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract, and other than as set out therein the Borrower owns no other equity and/or shares in any other business entity. (Non-repeating)

(c)	As at the date of this Contract, (i) information provided by the Borrower under the EGF Application Form is complete, accurate and true in all respects; and (ii) the Borrower (and the Group as a whole where relevant) complies with the eligibility and exclusion criteria to be the beneficiary of the Credit as such criteria are listed in the EGF Application Form. (Non-repeating)

9.	No indebtedness

No Obligor has Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating).

10.	No Immunity

No Obligor, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

11.	Pensions

The pension schemes for the time being operated by the Obligors (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

12.	Sanctions

No Obligor and/or any Relevant Person

(a)	is a Sanctioned Person; or

(b)	is in breach of any Sanctions.

It is acknowledged and agreed that the representations set out in this Paragraph 12 (Sanctions) are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.

Schedule H

General Undertakings

1.	Use of Loan

The Borrower shall use all amounts borrowed by it under the Loan to carry out the Investment.

2.	Completion of Investment

The Borrower shall or shall procure that the Investment is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

3.	Procurement procedure

(a)	The Borrower shall procure works, goods and services for the Investment:

(i)	in accordance with EU Law in general and in particular with the relevant European Union procurement directives, if the latter are applicable;

(ii)	in accordance with procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and the principles of transparency, equal treatment and non-discrimination on the basis of nationality in case of public contracts not subject to the European Union procurement directives; or

(iii)	in accordance with procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency in case of contracts other than public contracts not subject to the European Union procurement directives.

(b)	For cases (i) and (ii) of paragraph (a) above, the Borrower shall request in the tender documents or other reference documents for the procurement procedures referred to in Paragraph 3(a) that the bidder declares whether or not it is subject to any exclusion decision or temporary suspension pursuant to the Exclusion Policy.

(c)	If a bidder declares to the Borrower prior to the contract award that it is subject to any exclusion decision or temporary suspension covered by the Exclusion Policy, the Borrower shall engage with the Bank in good faith and shall make best efforts in order to:

(i)	achieve an exclusion of such a bidder under applicable law so that the bidder does not participate in the Investment or, should such an exclusion not be possible,

(ii)	restructure the scope of the Investment so that no proceeds of the Loan be applied towards any works or services under any contract awarded to that bidder, unless otherwise agreed with the Bank.

4.	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it or the Investment is subject.

5.	Environment

The Borrower shall:

(i)	implement and operate the Investment in compliance with Environmental Law;

(ii)	obtain, maintain and comply with requisite Environmental Approvals for the Investment,

and upon becoming aware of any breach of this Paragraph 5 (Environment):

(i)	the Borrower shall promptly notify the Bank;

(ii)	the Borrower and the Bank will consult for up to 15 (fifteen) Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and

(iii)	the Borrower shall remedy the breach within 30 (thirty) Business Days of the end of the consultation period.

6.	Integrity

The Borrower shall take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of an Illegal Activity perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower’s activity in relation to the Loan or the Investment. The Borrower shall not engage in (and shall not authorise or permit any person acting on its behalf or under its control) to engage in any conduct of Illegal Activity in connection with the Loan and the Investment.

7.	Integrity Audit Rights

The Borrower shall ensure that all contracts under the Investment to be procured after the date of signature of this Contract in accordance with EU Directives on procurement provide for:

(a)	the requirement that the relevant contractor promptly informs the Bank of a genuine allegation, complaint or information with regard to Illegal Activities related to the Investment;

(b)	the requirement that the relevant contractor keeps books and records of all financial transactions and expenditures in connection with the Investment; and

(c)	the Bank’s right, in relation to an alleged Illegal Activity to review the books and records of the relevant contractor in relation to the Investment and to take copies of documents to the extent permitted by law.

8.	Disposal of assets

(a)	Except as provided below, the Borrower shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company’s business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).

(b)	Sub-paragraph (a) above does not apply to any such disposal:

(i)	made with the prior written consent of the Bank;

(ii)	made on arm’s length terms in the ordinary course of business of a Group Company;

(iii)	made on arm’s length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(iv)	made on arm’s length terms in exchange for other assets comparable or superior as to type, value and quality;

(v)	by one Obligor to another Obligor;

(vi)	constituted by a licence of Intellectual Property Rights;

(vii)	made in relation to non-material assets which have depreciated to less than 25% (twenty five percent) of their initial value or which are obsolete;

(viii)	excluding any disposal otherwise permitted under (ii) to (vii) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) 10% (ten percent) of Total Assets during any financial year, and (y) 25% (twenty five percent) of Total Assets during the term of the Credit; or

(ix)	arising as a result of Permitted Security,

provided always that the disposal is not of assets forming part of the Investment or shares in Subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (a) the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal, or (b) the proceeds of the disposal are applied to prepay the Bank in accordance with Article 5.3.5 (Disposals).

For the purposes of this Paragraph 8 (Disposal of assets), “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

9.	Maintenance of assets

The Borrower shall maintain, repair, overhaul and renew all assets required in relation to the Investment as required to keep such assets in good working order.

10.	Insurances

The Borrower shall, and shall procure that each Group Company shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

11.	Change in business

The Borrower shall procure that no substantial change is made to the general nature business of the Borrower or the Group as a whole from that carried on at the date of this Contract.

12.	Merger

The Borrower shall not, and shall procure that no Group Company shall, enter into any amalgamation, demerger, merger or corporate reconstruction (which includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce) unless:

(a)	with the prior written consent of the Bank; or

(b)	such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:

(i)	only Group Companies are involved;

(ii)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(iii)	if the Borrower is involved, (i) the rights and obligations of the Borrower under the Finance Documents will remain with the Borrower, (ii) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower’s obligations under the Finance Documents; and (iv) all of the business and assets of the Borrower are retained by it.

13.	Books and records

Each Obligor shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and its assets and business, including expenditures in connection with the Investment, in accordance with GAAP as in effect from time to time.

14.	Ownership

(a)	The Borrower shall maintain not less than 100% (one hundred percent) of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Borrower.

(b)	The Borrower shall in aggregate maintain not less than 100% (one hundred percent) of the share capital, directly or indirectly, of each Guarantor (which is one of its Subsidiaries only), unless prior written consent of the Bank is received by the Borrower.

(c)	The Borrower shall immediately notify the Bank in the event of a new entity becoming a new Subsidiary of the Borrower through any means, including but not limited to acquisition, creation and spin-off.

(d)	The undertakings in sub-paragraphs (a), (b) and (c) above shall be calculated in accordance with GAAP as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time and tested annually.

15.	Acquisitions

The Borrower shall not, and shall procure that no Group Company shall, invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition or investment:

(a)	with the prior written consent of the Bank;

(b)	by one Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor;

(c)	by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(i)	such entity has not yet commenced commercial operations;

(ii)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition; or

(d)	of shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, the consideration for which does not exceed an aggregate amount of (x) EUR 500,000 (five hundred thousand euro) during any financial year, and (y) EUR 1,000,000 (one million euro) during the term of the Credit, provided that:

(i)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(ii)	the acquired entity is engaged in a business similar or complementary to the business carried on by the Group as at the date of this Contract;

(iii)	the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(iv)	in respect of any acquisition where the consideration exceeds EUR 200,000 (two hundred thousand euro), legal and financial due diligence reports (including customary reliance letters in favour of the Bank)) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the 3 (three) next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank; and

(v)	the Borrower provides a Compliance Certificate for the 2 (two) 12 (twelve) month financial periods immediately following the acquisition, updated on a pro forma basis as if the acquisition has occurred.

16.	Indebtedness

The Borrower shall not, and shall procure that no other Group Company shall, incur any Indebtedness, save for Indebtedness incurred:

(a)	with the prior written consent of the Bank;

(b)	under this Contract;

(c)	under the Existing Indebtedness;

(d)	under any Finance Lease if the aggregate liability in respect of the equipment leased does not at any time exceed EUR 100,000 (one hundred thousand euro) (or its equivalent in another currency or currencies);

(e)	under Permitted Hedging;

(f)	under Permitted Intercompany Loans;

(g)	under any letters of credit provided that such Indebtedness does not, singularly or in aggregate, exceed EUR 200,000 (two hundred thousand euro) (or its equivalent in another currency or currencies);

(h)	in respect of a Permitted Guarantee;

(i)	as otherwise permitted under this Contract; or

(j)	not permitted by the preceding sub-paragraphs and the outstanding amount of which does not exceed EUR 200,000 (two hundred thousand euro) (or its (or its equivalent in another currency) in aggregate for the Group, at any time.

Additionally, the Borrower shall, and shall procure that any Group Company shall, exercise the relevant extension options of the Existing Indebtedness so that the final maturity dates of the Existing Indebtedness are set at the furthest possible date as of the disbursement date of the Existing Indebtedness.

17.	Guarantees

(a)	The Borrower shall not, and shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person save for:

(i)	with the prior written consent of the Bank; or

(ii)	guarantees issued in the ordinary course of trade by any Group Company:

(1)	under any Guarantee Agreement;

(2)	under any negotiable instruments;

(3)	in connection with any performance bond;

(4)	in connection with any Permitted Indebtedness; or

(5)	issued by one Obligor to another Obligor.

(b)	Notwithstanding that the US Guarantor and the Swiss Guarantor shall become Guarantor pursuant to the Part B (Tranche A — Other Conditions Precedent) of Schedule F (Conditions Precedent) and Part E (Guarantor Conditions Precedent) of Schedule F (Conditions Precedent), the Borrower shall procure that, as soon as any Group Company becomes a Material Subsidiary (as identified in any accounts delivered to the Bank from time to time pursuant to Paragraph 2 (Information concerning the Borrower) of Schedule I (Information and visits), that Group Company shall promptly notify the Bank and on the Bank’s request enter into a Guarantee Agreement as Guarantor and provide the Bank with all of the documentary conditions precedent listed in Part E (Guarantor Conditions Precedent) of Schedule F (Conditions Precedent) in a form and substance satisfactory to it within 30 (thirty) days following the date on which such Subsidiary qualifies as a Material Subsidiary, unless such Subsidiary is prohibited by applicable law from providing a guarantee under such Guarantee Agreement or the Bank is prohibited by applicable law or internal Bank policy from accepting such guarantee under a Guarantee Agreement from such Subsidiary, in which case the Borrower shall designate another Subsidiary.

18.	Hedging

The Borrower shall not, and shall procure that no other Group Company shall, enter into any derivative transaction other than Permitted Hedging, where “Permitted Hedging” means:

(a)	any derivative transaction by a Group Company to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and

(b)	any derivative instrument of a Group Company which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.

19.	Restrictions on distributions

The Borrower shall not, and shall procure that no other Group Company shall, declare, pay or distribute dividends, or return or purchase shares, save for:

(a)	with the prior written consent of the Bank;

(b)	payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor made in accordance with this Contract; and

(c)	any dividend payments made by any Subsidiary of the Borrower.

20.	Restrictions on loans

The Borrower shall not, and shall ensure that no other Group Company will, be a creditor in respect of any Indebtedness, save for:

(a)	any trade credit extended by any Group Company to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	any loan made by any Group Company (other than an Obligor) to another Group Company;

(c)	a loan made by one Obligor to another Obligor; or

(d)	any other Indebtedness or loan advanced to or made available by any Group Company with the prior written consent of the Bank.

21.	Restrictions on intercompany loans

The Borrower shall not, and shall procure that no other Group Company shall, make any payment in respect of any intercompany loan other than Permitted Intercompany Loan, where “Permitted Intercompany Loan” means any intercompany loan:

(a)	with the prior written consent of the Bank;

(b)	where the lender of the intercompany loan is the Borrower or an Obligor; or

(c)	the payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

22.	Intellectual Property Rights

The Borrower shall, and shall procure that each other Group Company shall, (i) obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party.

23.	Maintenance of Status

The Borrower shall, and shall procure that each other Group Company shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

24.	Negative pledge

(a)	The Borrower shall not (and shall procure that no other Group Company shall) create or permit to subsist any Security over any of its assets.

(b)	For the purposes of this Paragraph 24 (Negative pledge), the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(c)	Sub-paragraph (a) above does not apply to any Security, listed below:

(i)	any Security listed in Paragraph 4 (Security) of Schedule G (Representation and Warranties) except to the extent the principal amount secured by that Security exceeds the amount stated;

(ii)	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security over or affecting any asset acquired by a Group Company after the date of this Contract if:

(1)	the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(2)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(3)	the Security is removed or discharged within 3 (three) months of the date of acquisition of such asset;

(vi)	any Security over or affecting any asset of any company which becomes a Group Company after the date of this Contract, where the Security is created prior to the date on which that company becomes a Group Company, if:

(1)	the Security was not created in contemplation of the acquisition of that company;

(2)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(3)	the Security is removed or discharged within 3 (three) months of that company becoming a Group Company;

(vii)	any Security entered into pursuant to this Contract;

(viii)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Company; or

(ix)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by a Group Company other than any permitted under sub-paragraphs (i) to (viii) above) does not exceed EUR 200,000 (two hundred thousand euro) (or its equivalent in another currency or currencies).

25.	Clauses by inclusion

If the documentation relating to any Indebtedness incurred by the Borrower in relation to moneys borrowed on a long or medium term, contains any provisions which are more favourable to the relevant lender, the Borrower shall promptly notify the Bank in writing and the Bank may request the Borrower that this Contract be amended to reflect the terms of each such provisions.

26.	Pari passu ranking

The Borrower shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its or any Group Company’s debt instruments except for obligations mandatorily preferred by law applying to companies generally.

27.	Royalty Agreement

The Borrower will comply with, at any time, the terms of the Royalty Agreement.

28.	Other Undertakings

The Borrower shall take note of the Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism (as published on the Bank’s website and as may be amended from time to time).

29.	Data Protection

(a)	When disclosing information (other than mere contact information relating to the Borrower’s personnel involved in the management of this Contract (“Contact Data”)) to the Bank in connection with this Contract, the Borrower shall redact or otherwise amend that information (as necessary) so that it does not contain any personal data, except where this Contract specifically requires, or the Bank specifically in writing requests, the disclosure of that information in the form of personal data.

(b)	Before disclosing any personal data (other than Contact Data) to the Bank in connection with this Contract, the Borrower shall ensure that each data subject of those personal data:

(i)	has been informed of the disclosure (including the categories of personal data to be disclosed); and

(ii)	has the information in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities set out at the relevant time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower in writing from time to time).

30.	Sanctions

The Borrower shall not, and shall procure that no other Obligor shall, directly or indirectly:

(a)	enter into a business relationship with, and/or make any funds and/or economic resources available to, or for the benefit of, any Sanctioned Person in connection with the Investment, or

(b)	use all or part of the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any person in any manner that would result in a breach by itself and/or by the Bank of any Sanctions; or

(c)	fund all or part of any payment under this Contract out of proceeds derived from activities or businesses with a Sanctioned Person, a person in breach of the Sanctions or in any manner that would result in a breach by itself and/or by the Bank of any Sanctions.

It is acknowledged and agreed that the undertakings set out in this Paragraph 30 (Sanctions) are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.

31.	Auditors

The Borrower shall procure that each of its annual financial statements and the Group’s consolidated financial statements are audited (if required by law) by and international renowned auditing firm satisfactory for the Bank.

32.	Board observer

At any time following the disbursement of Tranche A, the Borrower shall, upon request of the Bank, make its best efforts to cause the board of directors/supervisory board (according to the corporate body existing on the relevant date) of the Borrower to propose to the ordinary shareholders’ general meeting of the Borrower, in accordance with the articles of association of the Borrower, the appointment of a board observer (censeur) proposed by the Bank.

Schedule I

Schedule J

Form of TEG Letter

Schedule K

Existing Indebtedness

Schedule L

Form of Guarantee Agreements (US Guarantor and Swiss Guarantor)